UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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HEALTHSTREAM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HEALTHSTREAM, INC.

209 10TH Avenue South, Suite 450

Nashville, Tennessee 37203

(615) 301-3100

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 30, 2013

Dear Shareholder:

On Thursday, May 30, 2013, HealthStream, Inc. will hold its 2013 Annual Meeting of shareholders at 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203. The meeting will begin at 2:00 p.m., Central Daylight Time. Directions to the meeting are provided on the back page of the proxy statement.

We welcome shareholders that owned our common stock at the close of business on March 21, 2013 to vote at this meeting. At the meeting, we will consider the following proposals:

1.	to elect four (4) persons nominated by the Board of Directors as Class I directors to hold office for a term of three (3) years and until their respective successors have been duly elected and qualified;

2.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.	to hold an advisory vote on compensation of the Company’s named executive officers as described in the Company’s proxy statement that accompanies this notice; and

4.	to transact such other business as may properly come before the meeting.

This year, we are pleased to use the U.S. Securities and Exchange Commission rule that allows issuers to furnish proxy materials to shareholders on the Internet. As a result, we are mailing our shareholders a notice instead of paper copies of our proxy statement and our annual report. The notice contains instructions on how to access those documents on the Internet. The notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including the proxy statement, our 2012 annual report and a form of proxy card.

Whether or not you plan to attend the meeting, we request that you vote as soon as possible.

By the Order of the Board of Directors,

Nashville, Tennessee	Robert A. Frist, Jr.
April 4, 2013	Chief Executive Officer

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on May 30, 2013: The Company’ Proxy Statement, Proxy Card and 2012 Annual Report to Shareholders are available to registered shareholders at http://www.envisionreports.com/hstm and are available to beneficial shareholders at http://www.edocumentview.com/hstm.

What is the Purpose of the Annual Meeting?

At HealthStream’s Annual Meeting, shareholders will act upon (i) the election of four (4) persons nominated by the Board of Directors (the “Board”) as Class I directors, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, (iii) the approval, on an advisory basis, of the compensation of the Company’s named executive officers as described in this proxy statement, and (iv) any other matters that may properly come before the meeting. In addition, our management will respond to questions from shareholders. The Annual Meeting will be held on May 30, 2013 at the Company’s offices located at 209 10th Ave. South, Suite 450, Nashville, TN 37203. Directions to the Annual Meeting are provided on the back page of the proxy statement.

What are the Board’s Recommendations?

Our Board recommends that you vote:

•	FOR the election of each of the nominees set forth in this proxy statement to serve as Class I directors on our Board;

•	FOR the ratification of the appointment of Ernst & Young LLP; and

•	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as described in this proxy statement.

What Happens if I Do Not Give Specific Voting Instructions?

Shareholders of Record. If you are a shareholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on such matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Who May Attend the Annual Meeting?

Shareholders of record on March 21, 2013 may attend the meeting. “Street name” holders will need to bring a copy of a brokerage statement reflecting their ownership of our common stock as of the record date. Cameras and recording devices are not permitted at the meeting.

Who is Entitled to Vote at the Annual Meeting?

The Board has fixed the close of business on Thursday, March 21, 2013 as the record date. Shareholders of record of our common stock at the close of business on March 21, 2013 may vote at this meeting.

As of the record date, there were 26,527,516 shares of our voting common stock outstanding. These shares were held by approximately 6,600 holders. Every shareholder is entitled to one vote for each share of common stock the shareholder held of record on the record date.

Who is Soliciting My Vote?

This proxy solicitation is being made and paid for by HealthStream. In addition, we have retained ComputerShare, Georgeson Shareholder and Corporate Election Services to assist in the solicitation. We will pay these entities an aggregate of approximately $2,500 plus out-of-pocket expenses for their assistance. Our directors, officers and other employees not specially employed for this purpose may also solicit proxies by personal interview, mail, telephone or facsimile. They will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of the common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

On What Matters May I Vote?

You may vote on (i) the election of four (4) persons nominated by the Board as Class I directors to our Board, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, (iii) the approval, on an advisory basis, of the compensation of the Company’s named executive officers as described in this proxy statement, and (iv) any other matters that may properly come before the meeting. In addition, our management will respond to questions from shareholders.

Why Did I Receive a One-Page Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?

Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials via the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

I Share an Address With Another Shareholder, and We Received Only One Paper Copy of the Proxy Materials. How May I Obtain an Additional Copy of the Proxy Materials?

The Company has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, the Company is delivering a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure reduces the Company’s printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any shareholder at a shared address to which the Company delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, shareholders may write or call the Company at the following address and telephone number:

HealthStream, Inc.

Investor Relations Department

209 10th Avenue South

Suite 450

Nashville, Tennessee 37203

Telephone Number: (800) 845-1579

How Do I Vote?

Your vote is important. Whether or not you plan to attend the meeting in person, we urge you to submit your voting instructions to the proxy holders as soon as possible by voting (1) via the Internet by following the instructions provided in the Notice, (2) by mail, if you requested printed copies of the proxy materials, by filling out the vote instruction form and sending it back in the envelope provided, (3) by telephone, if you requested printed copies of the proxy materials, by calling the toll free number found on the proxy card or (4) in person at the meeting. If you requested printed copies of the proxy materials, and properly sign and return your proxy card and return it in the prepaid envelope, your shares will be voted as you direct. If you requested printed copies of the proxy materials, and return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the proposals. You have the right to revoke your proxy at any time before the meeting by:

•	notifying our Vice President, General Counsel and Secretary, Michael Collier, at 209 10th Avenue South, Suite 450, Nashville, TN 37203;

•	voting in person; or

•	duly submitting a proxy bearing a later date.

The deadline for shareholders of record to submit voting instructions by telephone or the Internet is 11:59 p.m., Eastern Daylight Savings Time, on Wednesday, May 29, 2013.

If your shares are held by your broker, often referred to as in “street name,” you may vote (1) via the Internet and entering the control number found in the Notice, (2) by mail, if you requested printed copies of the proxy materials, by filling out the vote instruction form and sending it back in the envelope provided, (3) by telephone, if you requested printed copies of the proxy materials, by calling the toll free number found on the vote instruction form or (4) in person at the meeting, but you must obtain a legal proxy from the organization that holds your shares. The deadline for “street name” holders to submit voting instructions by telephone or the Internet is 11:59 p.m., Eastern Daylight Savings Time, on Wednesday, May 29, 2013.

How Can I Get Electronic Access to the Proxy Materials?

The Notice will provide you with instructions regarding how to:

•	View on the Internet the Company’s proxy materials for the Annual Meeting; and

•	Instruct the Company to send future proxy materials to you by email.

The Company’s proxy materials are also available on the Company’s website at www.healthstream.com.

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

How Will Voting on Any Other Business be Conducted?

We do not know of any business to be considered at the 2013 Annual Meeting other than (i) the election of four (4) persons nominated by the Board as Class I directors, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, (iii) the approval, on an advisory basis, of the compensation of the Company’s named executive officers as described in this proxy statement, and (iv) any other matters that may properly come before the meeting. In addition, our management will respond to questions from shareholders. If any other business is presented at the Annual Meeting, your signed proxy card gives authority to Robert A. Frist, Jr., our Chief Executive Officer, and Gerard M. Hayden, Jr., our Chief Financial Officer, or either of them, to vote on such matters at their discretion.

What is a “Quorum”?

A “quorum” is a majority of the outstanding shares. The shares may be present at the meeting or represented by proxy. There must be a quorum for business to be conducted at the meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What Vote is Required to Approve Each Item?

Each of the director nominees must receive affirmative votes from a plurality of the shares voting to be elected.

The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 must receive affirmative votes from a majority of the shares voting to be approved.

The approval, on an advisory basis, of the compensation of the Company’s named executive officers as described in this proxy statement will be approved if the number of shares of Company common stock voted “FOR” the proposal exceeds the number of shares of Company common stock voted “AGAINST.”

What if I Abstain from Voting?

If you attend the meeting or send in your signed proxy card but abstain from voting on the proposals, you will be counted for purposes of determining whether a quorum exists. So long as a quorum is present, not voting will have no effect on whether the proposals are approved.

How do I Vote My Shares if They are Held in the Name Of My Broker (Street Name)?

If your shares are held by your broker, often referred to as in “street name,” you will receive a form from your broker seeking instruction as to how your shares should be voted. New York Stock Exchange (“NYSE”) Rule 452 (“Rule 452”) provides that brokers and nominees may not exercise their voting discretion on certain non-routine matters, including the election of directors, without receiving instructions from the beneficial owner of the shares. Because Rule 452 applies specifically to securities brokers, virtually all of whom are governed by NYSE rules, Rule 452 applies to all companies listed on a national stock exchange including companies listed on the NASDAQ Global Select Market. Therefore, if you do not issue instructions to your broker, your broker is not allowed to exercise his or her voting discretion on proposal one, the election of directors, or proposal three, the non-binding advisory vote on executive compensation, and will return a proxy card with no vote (the “non-vote”) on those proposals. Broker non-votes will be counted for the purpose of determining the presence of a quorum, but will not be counted for determining the number of votes cast, as a broker non-vote is not considered “entitled to vote” on the election of directors. For proposal two, the ratification of the independent registered public accounting firm, absent receiving instructions from you, your broker will vote your shares at his or her discretion on your behalf.

What is the Effect of a Broker Non-Vote?

So long as a quorum is present, a broker non-vote will have no effect on whether the proposals are approved.

Who Will Count the Votes?

A representative of our transfer agent, ComputerShare, Canton, Massachusetts, will count the votes.

Where Can I Find the Voting Results?

We will announce the voting results at the Annual Meeting. We also will report the voting results on Form 8-K, which we expect to file with the Securities and Exchange Commission, or the SEC, within four business days following the meeting.

When are Shareholder Proposals Due in Order to be Included in Our Proxy Statement for the 2014 Annual Meeting?

Any shareholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to Secretary, HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203, prior to the close of business on December 5, 2013.

When are Other Shareholder Proposals Due?

Our Bylaws contain an advance notice provision that requires that a shareholder’s notice of a proposal to be brought before an annual meeting must be timely. In order to be timely, the notice must be addressed to our Secretary and delivered or mailed and received at our principal executive offices not less than 120 days prior to the first anniversary of the date this notice of annual meeting was provided to shareholders.

How Can I Obtain Additional Information About the Company?

We will provide an electronic version of our Annual Report on Form 10-K for the year ended December 31, 2012, excluding certain of its exhibits, on our website at www.healthstream.com, or we will provide a copy without charge to any shareholder who makes a written request to Investor Relations Department, HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203 or an oral request by calling (615) 301-3237. The Company’s Annual Report on Form 10-K and various other filings also may be accessed on the Internet at www.healthstream.com or www.sec.gov. A copy of our Annual Report on Form 10-K for the year ended December 31, 2012, excluding certain of its exhibits, is available at http://www.envisionreports.com/hstm.

Can I Communicate Directly with Members of the Company’s Board?

Yes, shareholders may communicate with any of the Company’s directors by writing to them c/o HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203. Shareholders may also communicate with our directors by sending an email to boardofdirectors@healthstream.com. Shareholders may communicate with the chair of any Board committee by sending an email to auditchair@healthstream.com (Audit Committee), nomgovchair@healthstream.com (Nominating and Corporate Governance Committee) or compchair@healthstream.com (Compensation Committee), or with our outside directors as a group by sending an email to: outsidedirectors@healthstream.com. Our Compliance Officer, Michael Collier, reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Compliance Officer, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Concerns relating to accounting, financial reporting, internal controls or auditing matters are immediately brought to the attention of the Company’s Audit Committee and handled in accordance with procedures established by the Audit Committee.

Who Should I Contact if I Have Questions?

If you have any questions about the Annual Meeting or these proxy materials, please contact Michael Collier, our Vice President, General Counsel and Secretary, or Mollie Condra, our Associate Vice President of Communications, Research and Investor Relations, at 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203, (615) 301-3100. If you are a registered shareholder and have any questions about your ownership of our common stock, please contact our transfer agent, ComputerShare, at 250 Royall Street, Canton, Massachusetts 02021 and (800) 962-4284. If your shares are held in a brokerage account, please contact your broker.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

You can access our Corporate Governance Principles, current committee charters, Code of Conduct, Code of Ethics for executive officers and directors and other corporate governance-related information on our website, www.healthstream.com (under the “Corporate Governance” section of the Investors page), or by addressing a written request to HealthStream, Inc., Attention: Secretary, 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203.

We believe that effective corporate governance is important to our long-term viability and our ability to create value for our shareholders. With leadership from our Nominating and Corporate Governance Committee, our Board regularly evaluates regulatory developments and trends in corporate governance to determine whether our policies and practices in this area should be enhanced. The Nominating and Corporate Governance Committee also administers an annual skills assessment process as well as an annual self and peer evaluation process for the Board. In addition, our directors are encouraged to attend director education programs.

Directors

The Board is divided into three classes (Class I, Class II and Class III). At each annual meeting of shareholders, directors constituting one class are elected for a three-year term. Directors who were elected by the Board to fill a vacancy in a class whose term expires in a later year are elected for a term equal to the remaining term for their respective class. The Fourth Amended and Restated Charter of the Company provides that each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. The Board currently consists of ten members, a portion of which are standing for re-election and are identified under “Proposal One – Election of Directors.”

The names and certain information about members of the Board are set forth below.

Name	Age	Positions with the Company	Director Since	Class and Year in Which Term Will Expire
Robert A. Frist, Jr.	46	Chief Executive Officer, President, and Chairman of the Board	1990	Class III, 2015
Thompson S. Dent	63	Director	1995	Class I, 2013
Frank Gordon	50	Director	2002	Class III, 2015
C. Martin Harris, M.D.	56	Director	2010	Class III, 2015
Jeffrey L. McLaren	46	Director	1990	Class II, 2014
Dale Polley	63	Director	2006	Class I, 2013
Linda Rebrovick	57	Director	2001	Class II, 2014
Michael Shmerling	57	Director	2005	Class II, 2014
William W. Stead, M.D.	64	Director	1998	Class I, 2013
Deborah Taylor Tate	56	Director	2010	Class I, 2013

Robert A. Frist, Jr., one of our co-founders, has served as our chief executive officer and chairman of the board of directors since 1990. Mr. Frist graduated with a Bachelor of Science in business with concentrations in finance, economics and marketing from Trinity University.

The Company believes that Mr. Frist’s experience managing the day-to-day operations of the Company’s business, along with his active involvement with the Company since its inception and a comprehensive understanding of the Company’s mission, give him the qualifications and skills to serve as a director.

Thompson S. Dent is the co-founder and Executive Chairman of Re:Cognition Health, Ltd., London, England, a Centre of excellence with expertise in all neurological problems and with specific expertise in all causes of memory problems and cognitive impairment including stress and anxiety, neurodegenerative conditions such as Alzheimer’s and Parkinson’s disease, in addition to traumatic brain injury, MS, epilepsy, stroke, and affective disorders. Mr. Dent serves as chairman of the Board of Directors of WellNow Urgent Care, an independent operator of urgent care clinics. He served as president and chief executive officer of MedTel International Corporation, an international diagnostic imaging company based in Nashville, TN, from June 2004 to January 2009. Mr. Dent holds a Masters in Healthcare Administration from The George Washington University and a Bachelors degree in Business from Mississippi State University.

The Company believes that Mr. Dent’s more than thirty-five years of healthcare services industry expertise, including service on numerous healthcare company boards and committees, give him the qualifications and skills to serve as a director.

Frank Gordon has served as managing partner of Crofton Capital LLP, a private equity fund since January 2004. Mr. Gordon earned a Bachelor of Science from the University of Texas in Austin and a Masters in Business Administration from Georgia State University.

The Company believes that Mr. Gordon’s extensive healthcare business experience including, but not limited to, service as a director, in a management capacity and as an investor, with both start-up and well established companies, gives him the qualifications and skills to serve as a director.

C. Martin Harris, M.D. has been the Chief Information Officer and Chairman of the Information Technology Division of Cleveland Clinic Foundation in Cleveland, Ohio and also serves as a staff physician for Cleveland Clinic Hospital, since June 1996. Since 2000, Dr. Harris has been the Executive Director of e-Cleveland Clinic, a series of e-health clinical programs offered over the Internet. Dr. Harris is currently the Chairman of the Healthcare Information and Management Systems Society (HIMSS), a not-for-profit organization focused on providing global leadership in the optimal use of information technology and management systems for the betterment of healthcare. Dr. Harris received his undergraduate and medical degrees from the University of Pennsylvania. He also holds a Master’s degree in Business Administration in Healthcare Management from The Wharton School of the University of Pennsylvania. Dr. Harris is a Director for Invacare Corporation (NYSE: IVC), a publicly registered leader of home and long-term care medical products, and for Thermo Fisher Scientific (NYSE: TMO), a publicly registered precision healthcare equipment company.

The Company believes that Dr. Harris’ healthcare and business expertise, including his leadership in healthcare information technology, give him the qualifications and skills to serve as a director.

Jeffrey L. McLaren has been the chief executive officer of Medaxion, LLC, a provider of peri-operative information services, since April 2008, and the chief executive officer of Southern Genesis, LLC, a management consulting company since February 2003. Mr. McLaren, one of our co-founders, served as our president from 1990 to 2000 and as our chief product officer from 1999 to 2000. Mr. McLaren graduated from Trinity University with a Bachelor of Arts in both business and philosophy.

The Company believes that Mr. McLaren’s extensive healthcare business expertise, along with his intimate knowledge of the Company’s operations, give him the qualifications and skills to serve as a director.

Dale Polley retired as a vice chairman and member of the board of directors of First American Corporation and First American National Bank in 2000. In the nine years preceding these positions, Mr. Polley served in various executive management positions at First American, which included serving as its president from 1997 to 1999. Mr. Polley serves on the board of directors of CapStar Bank, a privately held financial institution, headquartered in Nashville, Tennessee, as well as several non-profit organizations. Mr. Polley served as a director for Pinnacle Financial Partners, Inc., (NASDAQ: PNFP) a public registered financial institution, from 2000 to August 2011 and for O’Charley’s, Inc., a publicly registered restaurant company from 2001 until its sale in 2012. Mr. Polley served as a director for the Federal Reserve Bank of Atlanta, Nashville branch, from 1995 to 2001. Mr. Polley earned a Bachelor of Business Administration in accounting from Memphis State University.

The Company believes that Mr. Polley’s financial and business expertise, as well as a diversified background of service as a director on the boards of several other public companies, give him the qualifications and skills to serve as a director.

Linda Rebrovick has been chief executive officer and director of Consensus Point, a prediction market software and services company since January 2009. She previously served as a principal and officer at NMG Advisers, Inc., a management consulting company from August 2007 to December 2008. From May 2005 to August 2007, she served as vice president of healthcare sales for Dell Inc., a global systems and services company. Ms. Rebrovick received a Bachelor of Science in marketing from Auburn University.

The Company believes that Ms. Rebrovick’s public and private company board and executive experience, financial and business expertise, and her background as an officer and leader of global healthcare and management technology consulting companies, give her the qualifications and skills to serve as a director.

Michael Shmerling has been the Chairman of the Choice Food Group, a manufacturer and distributor of food products throughout the United States, since July 2007. Mr. Shmerling has also served as a senior advisor to Kroll’s Background Screening Group, a Marsh & McLennan Company since August 2005. Mr. Shmerling serves on the board of directors of Renasant Bank, a financial institution, as well as several non-profit organizations. Mr. Shmerling received a Bachelor of Accountancy from the University of Oklahoma.

The Company believes that Mr. Shmerling’s financial and business expertise, including a diversified background of managing and directing a variety of public and private companies, give him the qualifications and skills to serve as a director.

William W. Stead, M.D. has served as associate vice chancellor for health affairs and chief information officer of Vanderbilt University since 1991, and he is currently Chief Strategy and Information Officer at the University’s Medical Center. He is a founding fellow of the American College of Medical Informatics and the American Institute for Engineering in Biology and Medicine and a member of the Institute of Medicine of the National Academies. He served as a presidential appointee to the Systemic Interoperability Commission. He is past Chairman, Board of Regents, National Library of Medicine, and Past President of the American College of Medical Informatics. Dr. Stead earned a Bachelor of Arts in chemistry and an M.D. from Duke University.

The Company believes that Dr. Stead’s service as Chief Strategy and Information Officer for Vanderbilt University Medical Center, plus memberships in organizations devoted to the study of medical information, give him the qualifications and skills to serve as a director.

Deborah Taylor Tate is a licensed attorney and Rule 31 mediator, and she presently serves as Distinguished Adjunct Senior Fellow at the Free State Foundation, Assistant Professor at Vanderbilt School of Nursing, and Executive-in-Residence at Lipscomb University. She also currently serves as Vice-Chairman for the Minority Media and Telecommunications Council. She was nominated to the Federal Communications Commission (FCC) by President George W. Bush and unanimously confirmed by the U.S. Senate in 2005. She served as Commissioner of the FCC from 2006 to 2009, serving as Chair of two Federal Joint Boards regarding advanced telecommunications services. At the time of her presidential appointment, Ms. Tate was serving as the Chairman and Director of the Tennessee Regulatory Authority. Her previous state positions also include serving as Executive Director of the Health Facilities Commission and as senior staff for then-Governor, Senator Lamar Alexander. In addition, she was Director of the State and Local Policy Center at Vanderbilt University Institute for Public Policy Studies. She served as Chairman of the board of directors for Centerstone, Inc., the largest not-for-profit community mental health provider in the U.S., and presently serves on the national board of directors for the Centerstone Research Institute. Ms. Tate received both her undergraduate degree and Juris Doctorate (J.D.) from the University of Tennessee.

The Company believes that Ms. Tate’s extensive background in various leadership and policymaking roles with both healthcare companies and federal regulatory agencies gives her the qualifications and skills to serve as a director.

Board Meetings and Committees

Our business is managed under the direction of our Board. Our Board is responsible for establishing our corporate policies and strategic objectives, reviewing our overall performance and overseeing management’s performance. The Board delegates the conduct of the business to our senior management team. Directors have regular access to senior management. They may also seek independent, outside advice. The Board considers all major decisions to be made by the Company. The Board holds regular quarterly meetings, an annual strategic planning meeting, and meets on other occasions when required by special circumstances. The Board operates pursuant to our Corporate Governance Principles, a copy of which may be accessed in the “Corporate Governance” section of the Investors page of our website at www.healthstream.com.

During 2012, our Board held six meetings, the Audit Committee held nine meetings, the Compensation Committee held five meetings and the Nominating and Corporate Governance Committee held four meetings. Each director attended at least 75 percent of the 2012 meetings of the Board and its committees on which such director served, and as a group, the directors attended 98 percent of their Board and committee meetings. Our Board has adopted a policy strongly encouraging all of our directors to attend the annual meeting of shareholders. All but two directors attended the annual meeting of shareholders in May 2012.

Each of our directors also devotes his or her time and attention to the Board’s principal standing committees. The Board has established three standing committees so that certain areas can be addressed in more depth than may be possible at a full Board meeting. Ad hoc task forces are also formed to consider acquisitions or other strategic issues. Each standing committee has a written charter that has been approved by the committee and the Board and that is reviewed at least annually. The committees, their primary functions and memberships are as follows:

Audit Committee. The Audit Committee’s primary duties and responsibilities are oversight of the integrity of HealthStream’s financial reporting process; oversight of our system of internal controls regarding finance, accounting and legal compliance; oversight of the process utilized by management for identifying, evaluating and mitigating various risks inherent in the Company’s business; selecting and evaluating the qualification, independence and performance of our independent registered public accounting firm; monitoring compliance with the Company’s Code of Ethics for executive officers and directors and Code of Conduct; monitoring the reporting hotline; and providing an avenue of communication among the independent registered public accounting firm, management and the Board.

The Audit Committee operates pursuant to the terms of a Restated Audit Committee Charter, and may be accessed in the “Corporate Governance” section of the Investors page of our website at www.healthstream.com. During 2012, the members of the Audit Committee were Dale Polley (chair), Michael Shmerling, and Jeffrey L. McLaren, each of whom is independent within the meaning of the listing standards of NASDAQ and Rule 10A-3 of the Securities Exchange Act. See “Audit Committee Report for 2012.”

Compensation Committee. The Compensation Committee has responsibility for reviewing and approving the salaries, bonuses, and other compensation and benefits of our executive officers; evaluating the performance of the Chief Executive Officer; establishing and reviewing Board compensation; reviewing and advising management regarding benefits and other terms and conditions of compensation of management; reviewing the Compensation Discussion and Analysis section of this proxy statement; issuing the Compensation Committee report included in this proxy statement; and administering the Company’s 2000 Stock Incentive Plan (the “2000 Plan”) and the Company’s 2010 Stock Incentive Plan (the “2010 Plan”) and any other incentive plans. The Compensation Committee operates pursuant to the terms of a Compensation Committee Charter, a copy of which may be accessed in the “Corporate Governance” section of the Investors page of our website at www.healthstream.com. Members of the Compensation Committee during 2012 included Frank Gordon (chair), Thompson S. Dent, and C. Martin Harris, M.D., each of whom is independent within the meaning of the listing standards of NASDAQ. See “Compensation Committee Report for 2012.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee provides assistance to the Board in identifying and recommending individuals qualified to serve as directors of the Company, reviews the composition of the Board, reviews and recommends corporate governance policies for the Company and annually evaluates the skills and performance of the Board. The Nominating and Corporate Governance Committee operates pursuant to the terms of a Nominating and Corporate Governance Committee Charter, a copy of which may be accessed in the “Corporate Governance” section of the Investors page of our website at www.healthstream.com. Members of the Nominating and Corporate Governance Committee during 2012 included Linda Rebrovick (chair), William W. Stead, and Deborah Taylor Tate, each of whom is independent within the meaning of the listing standards of NASDAQ.

Our Chairman and Chief Executive Officer proposes the agenda for the Board meetings and presents the agenda to the Nominating and Corporate Governance Committee, which reviews the agenda with our Chairman and may raise other matters to be included in the agenda or at the meetings. All directors receive the agenda and supporting information in advance of the meetings. Directors may raise other matters to be included in the agenda or at the meetings. Our Chairman and Chief Executive Officer and other members of senior management make presentations to the Board at the meetings and a substantial portion of the meeting time is devoted to the Board’s discussion of and questions regarding these presentations.

Executive Sessions

The independent directors meet in executive session (i.e. with no members of management present) periodically, in at least two regularly scheduled meetings each year. The Chair of the Nominating and Corporate Governance Committee has been designated by the independent directors to preside at these meetings.

Independent Directors

The Board has determined that Thompson S. Dent, Frank Gordon, C. Martin Harris, M.D., Jeffrey L. McLaren, Dale Polley, Linda Rebrovick, Michael Shmerling, William W. Stead, and Deborah Taylor Tate do not have any relationship that, in the opinion of the Board, would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director and none of such directors has any relationship with the Company which would cause him or her to fail to meet the definition of “independent” under the listing standards of NASDAQ. All members of the standing committees of the Board are considered independent consistent with these rules.

Independence, Financial Literacy and Designation of Financial Experts

The Audit Committee of the Board has determined that all members of the Audit Committee are financially literate under the current listing standards of NASDAQ and are “independent” within the meaning of the listing standards of NASDAQ and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). The Board also determined that Dale Polley and Michael Shmerling each qualify as an “Audit Committee Financial Expert” as defined by the regulations of the SEC adopted pursuant to the Sarbanes-Oxley Act of 2002.

Skills Assessment and Board Evaluation Process

The Nominating and Corporate Governance Committee is responsible for assessing the Board’s skills, evaluating director performance and providing feedback to directors for performance improvement. Further, the Nominating and Corporate Governance Committee annually assesses the skills required of the Board to support appropriate governance and corporate oversight. In connection with these responsibilities, the Nominating and Corporate Governance Committee annually conducts a board skills assessment as well as self and peer evaluations for the full Board. The Board evaluation process includes self and peer reviews, suggestions for individual improvement, and year to year comparison and trend analysis for both individual directors and the Board on a composite basis. The Board annually reviews the results to improve effectiveness of the Board as a whole. The skills assessment and Board evaluation processes are used to determine skill requirements for new director nominations, assess committee assignments, review the qualifications of incumbent directors to determine whether to recommend them to the Board as nominees for re-election and to support improvement of the effectiveness of the Board.

Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board has determined that having the Company’s Chief Executive Officer serve as Chairman is in the best interest of the Company’s shareholders at this time. This structure makes the best use of the Chief Executive Officer’s extensive knowledge of the Company and its industry, as well as fostering greater communication between the Company’s management and the Board.

Risk Oversight

The Board believes an effective risk management system will (1) timely identify the material risks that the Company faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (3) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and (4) integrate risk management into Company decision-making. The Board has designated the Audit Committee to take the lead in overseeing risk management, and the Audit Committee makes periodic reports to the Board regarding briefings provided by management and advisors as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of the Company’s risk management processes. In addition, the

Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. The Board also continually works, with the input of the Company’s executive officers, to assess and analyze the most likely areas of future risk for the Company.

In addition to the Audit Committee, the other committees of the Board consider the risks within their areas of responsibility. The Compensation Committee considers the risks that may be implicated by our executive compensation programs. Based upon the comprehensive review of the executive compensation programs, the Compensation Committee has concluded that the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company as a whole.

Nominating Committee Process and Board Diversity

The Nominating and Corporate Governance Committee is responsible for identifying qualified individuals to serve as members of the company’s Board as well as reviewing the qualifications and performance of incumbent directors to determine whether to recommend them to the Board as nominees for re-election. In identifying candidates for membership on the Board, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include (a) ensuring that the Board, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as an “audit committee financial expert,” as that term is defined by the rules of the SEC), and local or community ties and (b) minimum individual qualifications, including strength of character, mature judgment, time availability, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially. The Nominating and Corporate Governance Committee also may consider the extent to which the candidate would fill a present need on the Board. With respect to new candidates for Board service, a full evaluation generally also includes a detailed background check.

The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s business.

The Nominating and Corporate Governance Committee will consider nominees for the Board recommended by shareholders. Shareholders may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: Secretary, HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203. Shareholder recommendations for nominees must include certain biographical and other information, which may be found in the Company’s Amended and Restated Bylaws, and the proposed nominee’s written consent to nomination. The recommendations must be delivered or mailed and received at our principal executive offices not less than 120 days prior to the first anniversary of the date this notice of annual meeting was provided to shareholders (by December 5, 2013 for the 2014 Annual Meeting).

Limitations on Other Board Service

Our Code of Conduct and Governance Principles provide that a director may not serve on more than two other public company boards without Board approval. Otherwise, we do not believe that our directors should be categorically prohibited from serving on boards and/or board committees of other organizations. Service on boards and/or committees of other organizations must also be consistent with our conflict of interest policy, as set forth in our Code of Conduct and Code of Ethics for executive officers and directors, which, among other things, require a director to provide notice to the Board of his or her acceptance of a nomination to serve on the board of another public company.

Communication with the Board

Shareholders may communicate with any of the Company’s directors by writing to them c/o HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203. Shareholders may also communicate with our directors by sending an email to boardofdirectors@healthstream.com. Shareholders may communicate with the chair of any committee by sending an email to auditchair@healthstream.com (Audit Committee), nomgovchair@healthstream.com (Nominating and Corporate Governance Committee) or compchair@healthstream.com (Compensation Committee), or with our outside directors as a group by sending an email to outsidedirectors@healthstream.com. Our Compliance Officer, Michael Collier, reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Compliance Officer, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Concerns relating to accounting, financial reporting, internal controls or auditing matters are immediately brought to the attention of the Company’s Audit Committee and handled in accordance with procedures established by the Audit Committee.

Certain Relationships and Related Transactions

Pursuant to its written charter, the Audit Committee reviews and approves all related party transactions involving our directors, executive officers, immediate family members, or other entities which employ any of the foregoing persons (“Related Party”). In connection with this review and approval, the Committee reviews the relevant information and facts available to it regarding any transactions being considered or reviewed and takes into account factors such as the Related Party’s relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits and risks to the Company of the transaction.

During 2012, the Company acquired Sy.Med Development, Inc. (Sy.Med) for approximately $7.3 million and 34,060 shares of common stock. The Company may make additional payments of up to $1.5 million, contingent upon achievement of certain financial targets and business outcomes over the next two years. Gerard M. Hayden, Jr. and Frank Gordon were directors and shareholders of Sy.Med. Mr. Hayden and Mr. Gordon recused themselves from participating in the transaction discussions. Mr. Hayden received approximately $110,000 and 539 shares of HealthStream common stock, and may receive up to $24,000 as future consideration as part of this transaction. Mr. Gordon received approximately $311,000 and 1,523 shares of HealthStream common stock, and may receive up to $67,000 as future consideration as part of this transaction. Other than this transaction, we are not aware of any related party transactions entered into between us and any of our directors, executive officers, five percent shareholders or their family members which may require disclosure under Item  404 of Regulation S-K under the Securities Exchange Act.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are responsible for determining executive compensation and stock option grants to executive officers. Members of the Compensation Committee during 2012 included Frank Gordon, Thompson S. Dent, and C. Martin Harris, M.D., each of whom is independent within the meaning of the listing standards of NASDAQ. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executive serves on the Board or the Compensation Committee that require disclosure under applicable SEC regulations.

Code of Conduct

The Company has established a Code of Conduct that applies to all directors and employees of HealthStream, Inc. The purpose of the Code of Conduct is, among other things, to provide written standards for our directors and employees that are reasonably designed to support high standards of business and personal ethics in the discharge of their duties. A copy of the Code of Conduct may be accessed in the “Corporate Governance” section of the Investors page of our website at www.healthstream.com.

Code of Ethics for Executive Officers and Directors

The Company has established a Code of Ethics that applies to all executive officers and directors of HealthStream, Inc., including our principal executive officer, principal financial officer, and principal accounting officer. The purpose of the Code of Ethics is, among other things, to provide written standards that are reasonably designed to deter wrongdoing and to promote: honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest; full, fair, accurate, timely, and understandable disclosure in reports and documents filed with the SEC and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the code. A copy of the Code of Ethics, as well as any amendments to or waivers from the Code of Ethics, may be accessed in the “Corporate Governance” section of the Investors page of our website at www.healthstream.com.

Mandatory Holding Periods

Restricted share unit (RSUs) grants to members of the Board in 2012 vest annually, in three equal increments as of the first, second, and third anniversaries of the grant date, and are not subject to a mandatory holding period after vesting.

Succession Planning

Annually, during an executive session of our directors, our Board reviews the Company’s succession plan. In preparation for this session, the Nominating and Corporate Governance Committee reviews the Company’s succession plan with our Chairman and Chief Executive Officer.

Director Orientation

Upon the election of a new director, management and the Nominating and Corporate Governance Committee conduct an orientation session with the new director. During this session, the director is provided with an overview of the Company’s operations, its organizational structure, its products and services, management’s risk assessment, corporate governance documents and guidelines, compliance and reporting requirements, as well as our annual Board calendar. Orientation is further customized to address anticipated committee assignments or specific requests of our directors.

Strategic Planning

The Board and executive team meet annually to review the Company’s strategic plan. During this session, discussions include a high level review of the Company’s mission and vision as well as the Company’s strategic plan for the next three to five years.

Director Compensation

Cash Compensation of Directors. We pay each member of the Board, who is not an officer or employee of the Company, $1,000 for each Board meeting personally attended or attended via teleconference. We pay non-employee directors $500 for each committee meeting personally or telephonically attended and pay committee chairpersons $1,000 for each committee meeting attended. We pay each non-employee director an annual retainer of $4,000 in addition to the amounts for participating in meetings.

Equity Compensation of Directors. During 2012, we granted 3,000 RSUs to each non-employee director of the Company. The RSUs vest annually, in three equal increments as of the first, second, and third anniversaries of the grant date pursuant to the provisions of the 2010 Plan as discussed below. For 2013, we granted 3,000 RSUs to each non-employee director of the Company. These RSUs will vest annually, in three equal increments as of the first, second and third anniversaries of the grant date.

Employee directors are not eligible for any compensation for service on the Board or its committees.

The following table summarizes the compensation for the Company’s non-employee directors during 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Thompson S. Dent	$11,500	$69,000	$80,500
Frank Gordon	15,000	69,000	84,000
C. Martin Harris, M.D.	12,500	69,000	81,500
Jeffrey L. McLaren	14,500	69,000	83,500
Dale Polley	19,000	69,000	88,000
Linda Rebrovick	14,000	69,000	83,000
Michael Shmerling	14,500	69,000	83,500
William W. Stead, M.D.	11,000	69,000	80,000
Deborah Taylor Tate	12,000	69,000	81,000

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For significant assumptions with regard to such valuation, see Note 12 – Stock Based Compensation in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 1, 2013.

The following table shows the aggregate number of outstanding and unexercised option awards and the number of outstanding RSUs held by each non-employee director at fiscal year-end 2012.

Name	Option Awards Outstanding	Restricted Share Unit Awards Outstanding
Thompson S. Dent	62,000	3,000
Frank Gordon	77,000	3,000
C. Martin Harris, M.D.	26,250	3,000
Jeffrey L. McLaren	77,000	3,000
Dale Polley	55,750	3,000
Linda Rebrovick	72,000	3,000
Michael Shmerling	40,000	3,000
William W. Stead, M.D.	72,000	3,000
Deborah Taylor Tate	22,250	3,000

Executive Officers

The following table sets forth certain information regarding the executive officers of the Company. Information pertaining to Mr. Frist, who is both a director and an executive officer of the Company, is located in the section entitled “Directors.”

Name	Position with the Company	Age
Jeffrey S. Doster	Senior Vice President and Chief Technology Officer	48
Gerard M. Hayden, Jr.	Senior Vice President and Chief Financial Officer	58
Arthur E. Newman	Executive Vice President	64
J. Edward Pearson	Senior Vice President and Chief Operating Officer	50
Michael Sousa	Senior Vice President	44

Jeffrey S. Doster joined the Company in May 2008 as senior vice president and chief technology officer. From November 2006 to May 2008, he served as principal at The Altus Group LLC, a business consulting company. He earned undergraduate degrees in both Economics and Business Administration from Towson University, as well as a Master of Business Administration from Loyola College, in Maryland.

Gerard M. Hayden, Jr. joined the Company as senior vice president and chief financial officer in May 2008. From April 2007 to May 2008, he served as executive vice president and chief financial officer of MedAvant Healthcare Solutions, a healthcare transaction processing company. He earned a Bachelor of Arts from the University of Notre Dame and a Master of Science from Northeastern University. Mr. Hayden served on the Company’s Board of Directors and was a member of the Audit Committee from September 2006 to May 2008.

Arthur E. Newman joined the Company in January 2000, and is currently our Executive Vice President. Previously he served as our chief financial officer and senior vice president from January 2000 to March 2006. He holds a Bachelor of Science in chemistry from the University of Miami and a Master of Business Administration from Rutgers University.

J. Edward Pearson joined the Company in June 2006 as senior vice president, responsible for our survey and research business and was named president of HealthStream Research™ during 2007 and Chief Operating Officer in 2011. He earned a Bachelor of Business Administration in accounting from Middle Tennessee State University.

Michael Sousa joined the company in October 2004, and was promoted to senior vice president in January 2010. He previously served as vice president for the Company, with responsibilities for our strategic accounts program. He earned a Bachelor of Science degree from Boston College and a Master of Business Administration from Boston University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Company Performance in 2012 and Impact on Executive Compensation

In 2012, the Company continued its focus on improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Below is an overview of the Company’s performance in 2012:

•	Financial Results: During 2012, the Company grew revenues by 26 percent to $103.7 million, operating income by 19 percent to $13.5 million and net income by 10 percent to $7.6 million.

•

Subscriber Implementations: At December 31, 2012, 2.9 million healthcare professionals were fully implemented to use HealthStream Learning CenterTM (HLC), the Company’s learning management, software-as-a-service application, an increase of 14 percent over the previous year.

Pay actions for Named Executive Officers in 2012 reflected the results of the Company’s performance.

•	The Company increased base salaries of Named Executive Officers approximately four percent.

•

Short term awards in the form of a cash bonus for Named Executive Officers were approximately eight percent of base salary, with the exception of Mr. Sousa, who received a cash bonus of approximately three percent of base salary.

•

Long term awards, consisting of 5,000 RSUs, were granted to Named Executive Officers J. Edward Pearson, Gerard M. Hayden, Jr., and Arthur E. Newman; 3,750 RSUs were granted to Named Executive Officer Michael Sousa; and no RSUs were granted to Named Executive Officer Robert A. Frist.

Overview of Compensation Process. The Compensation Committee of the Company’s Board (the “Committee”) is comprised solely of non-employee, outside, independent directors. Members of the Compensation Committee during 2012 included Frank Gordon, Thompson S. Dent, and C. Martin Harris, M.D., each of whom is independent within the meaning of the listing standards of NASDAQ.

The Committee is responsible for setting the compensation of the Company’s executive officers, overseeing the Board’s evaluation of the performance of our Chief Executive Officer and administering the Company’s equity-based and incentive plans, among other things. In 2012, the Committee did not engage a compensation consultant in determining the amount or form of executive compensation. The Committee undertakes these responsibilities pursuant to a written charter adopted by the Committee which is reviewed at least annually by the Committee. The Compensation Committee Charter may be accessed on our website in the “Corporate Governance” section of our Investors page at www.healthstream.com.

The Committee annually reviews executive compensation and the Company’s compensation policies to ensure that the Chief Executive Officer and the other executive officers are rewarded appropriately for their contributions to the Company and that the overall compensation strategy supports the objectives and values of our organization, as well as shareholder interests. The Committee also annually reviews the executive officers’ expense reimbursements with the Company’s Controller.

The Committee solicits the views and recommendations of our Chief Executive Officer when setting the base salaries of each member of the executive team, other than the Chief Executive Officer, given his insight into internal pay equity and positioning issues, as well as executive performance. At a committee meeting typically held during the first quarter of each year, the Chief Executive Officer summarizes his assessment of the performance during the previous year of each member of the executive team, other than the Chief Executive Officer, including his recommendations on any compensation adjustments for members of the executive team, other than the Chief Executive Officer. Following the Chief Executive Officer’s presentation and Committee discussion, the Committee discusses and approves any compensation adjustments for each member of the executive team, other than the Chief Executive Officer, based on competitive considerations, the Chief Executive Officer’s assessment of individual performance, the Company’s overall performance and the executive’s current compensation package.

The process is similar for determining the compensation adjustments for the Chief Executive Officer, except that the Chief Executive Officer does not provide the Committee with a recommendation. The Chief Executive Officer presents a self-assessment of his performance during the year to the Committee, which then meets to discuss and approve any compensation adjustment, based on its assessment of the Chief Executive Officer’s performance, the Company’s performance, competitive considerations, and the Chief Executive Officer’s current compensation package. The Committee also solicits comments about the Chief Executive Officer’s performance from the other independent directors. Historically, Mr. Frist has elected to receive annual cash compensation at levels below the average base compensation levels of chief executive officers at comparable companies.

Compensation Philosophy. The fundamental objective of our executive compensation policies is to attract and maintain executive leadership that will execute the Company’s business strategy, uphold the Company’s mission, vision and values and deliver results and long-term value to the Company’s shareholders. Accordingly, the Committee seeks to develop and maintain a compensation structure that will attract, retain and motivate highly qualified and high-performing executives through compensation that is fair, balanced, aligned with shareholder interests, and linked to overall financial performance.

It is the Committee’s goal to have a portion of each executive’s compensation contingent upon the Company’s financial performance, provided a reasonable return is achieved consistent with growth in earnings or similar financial metrics, as well as providing equity-based compensation that encourages sustained long-term performance. The Committee’s compensation philosophy for the executive team emphasizes an overall analysis of the executive’s performance for the year, projected role and responsibilities, required impact on execution of the Company’s strategy, external pay practices, total cash and equity compensation and other factors the Committee deems appropriate. Our philosophy also considers employee retention, vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent. Based on these objectives, the Committee has determined that our Company should provide its executives compensation packages comprised of three primary elements: (i) base salary, which reflects individual performance and is designed primarily to be competitive within the Company’s market; (ii) annual cash bonuses based on the overall financial performance of the Company, in accordance with annual goals established by the Committee; and (iii) long-term stock-based incentive awards which strengthen the mutuality of interest between executive officers and our shareholders.

The specific analysis regarding the components of total executive compensation for 2012 are described below. The primary components of the 2012 program were cash compensation, consisting of a base salary and bonuses, and equity incentives, consisting of restricted share units.

Base Salary. We seek to provide base salaries for our executive officers that provide a secure level of guaranteed cash compensation in accordance with their experience, professional status and job responsibilities. Each year the Committee reviews and approves a revised annual salary plan for executive officers, taking into account several factors, including prior year salary, responsibilities, tenure, performance, salaries paid by similar companies for comparable positions, and the Company’s recent financial performance. Taking these factors into account, the Committee approved base salaries for the Chief Executive Officer and the other executive officers who qualify as named executive officers under applicable SEC rules (the “Named Executive Officers”) in the following amounts:

	2012 Base	2011Base	Percentage
Name and Title	Salary(1)	Salary(1)	Increase
Robert A. Frist, Jr., President and Chief Executive Officer	$257,000	$245,000	4.9%
J. Edward Pearson, Senior Vice President, Chief Operating Officer	244,000	232,500	4.9%
Arthur E. Newman, Executive Vice President	234,000	225,000	4.0%
Gerard M. Hayden, Jr., Senior Vice President, Chief Financial Officer	230,000	221,000	4.1%
Michael Sousa, Senior Vice President	192,500	185,000	4.1%

(1)	Effective May 1 of each year.

Cash Bonuses. In addition to base salary, our cash bonus plan compensation provides our executive officers with the potential for enhanced cash compensation based on the overall financial performance of the Company. This is known as our Incremental Operating Income Incentive Plan. For the 2012 Incremental Operating Income Incentive Plan, the Committee established performance objectives that would reward the Company’s Named Executive Officers and certain other vice presidents of the Company for growth in operating income over 2011. The Committee chose operating income as a measure because it believed that there is a strong relationship between growth in operating income and growth in shareholder value. The plan was structured to provide bonus payouts (as a percentage of base salary) for achieving operating income goals for 2012 between a threshold of $13.9 million (a 22.5% increase over operating income in 2011) and a maximum of $15.3 million (a 35% increase over operating income in 2011). The bonus plan for Named Executive Officers (other than Mr. Sousa) was structured to pay bonuses as a percentage of base salary for exceeding the threshold level of operating income, and a maximum payout of 30 percent of base salary for achieving the maximum level of operating income, with incremental payouts for operating income between the threshold of $13.9 million and the maximum level of $15.3 million. The bonus payment scale was established to reward both shareholders and the executive officers by funding the bonus pool with a portion of the incremental operating income above the Company’s budgeted operating income. The plan provided for a payout up to 10 percent of base salary for Mr. Sousa since he receives sales commissions as an additional component of his compensation package.

The Company’s operating income of $13.5 million in 2012 did not meet the threshold level of operating income, and accordingly no bonus was paid under the 2012 Incremental Operating Income Incentive Plan. The Committee considered the Company’s strategic, financial, and operational successes during 2012 and, in particular, considered that the Company incurred significant expenses related to its acquisition strategy in 2012, including the acquisitions of Decision Critical, Inc. and Sy.Med Development, Inc. that were not considered by the Committee in setting the operating income goals for the 2012 Incremental Operating Income Incentive Plan. The Committee determined that it was in the best interests of the Company and its shareholders to pay cash bonuses of approximately eight percent of base salary for Named Executive Officers, except for Mr. Sousa, who received a cash bonus of approximately three percent of base salary.

Long-Term Stock-Based Incentive Compensation. As described above, one of our key compensation philosophies is that long-term stock-based incentive compensation should strengthen and align the interests of our executive officers with our shareholders. The Committee believes that the strategy of time-based vesting is in the best interest of shareholders as executive officers only receive the maximum benefits from the stock-based awards if they continue their employment with the Company through the vesting period.

Equity incentive awards are generally granted to our executive officers on an annual basis. Award levels in 2012 were consistent with the objectives and approaches discussed above, and consistent with the Company’s retention, performance, and shareholder alignment objectives. The Committee typically approves these awards at its first quarter committee meeting. Awards are granted on the date of the committee meeting. The Committee may also approve additional equity incentive awards in certain special circumstances, such as promotion of an executive officer to a new position, the addition of new executive team members, or in recognition of special contributions or achievements by an executive officer. During 2012, the following restricted share units were granted to our Named Executive Officers pursuant to the 2010 Plan:

Name and Title	Shares Subject to Time-Based Vesting RSU Grant	Aggregate Grant Date Fair Value
Robert A. Frist, Jr., President and Chief Executive Officer	—	$—
J. Edward Pearson, Senior Vice President, Chief Operating Officer	5,000	115,000
Arthur E. Newman, Executive Vice President	5,000	115,000
Gerard M. Hayden, Jr. Senior Vice President, Chief Financial Officer	5,000	115,000
Michael Sousa, Senior Vice President	3,750	86,250

Each RSU represents the contractual right to receive one share of the Company’s common stock. The RSUs are subject to the terms of the 2010 Plan and the individual grant award agreements. The RSUs vest annually, in four increments as of the first, second, third and fourth anniversaries of the grant date, subject to acceleration as contemplated in the 2010 Plan. The aggregate grant date fair value of each RSU award is computed in accordance with FASB guidance for stock based compensation.

The number of RSUs awarded to the executive officers was determined based on the Committee’s assessment of the Company’s performance, the performance of the individual executive officer and an analysis of prior equity awards and the number and percentage of currently outstanding equity awards held by each executive officer.

Chief Executive Officer Compensation. In establishing the compensation of Robert A. Frist, Jr., the Company’s Chief Executive Officer, the Compensation Committee utilized the same compensation policies described above applicable to executive officers in general; however, historically, Mr. Frist has elected to receive annual cash compensation at levels below the average base compensation levels of chief executive officers at comparable companies and below those recommended by the Compensation Committee. Effective in May 2013, Mr. Frist’s annual base salary will be increased from $257,000 to $269,850. The Committee determined Mr. Frist’s base salary increase based on the performance of the Company, Mr. Frist’s performance, and a comparison to other executive officers at the Company and at similar companies.

Perquisites and Other Benefits. Our executive officers are also eligible for benefits generally available to and on the same terms as the Company’s other employees including health insurance, disability insurance, dental insurance, and life insurance. While the Company maintains a 401(k) Plan, the Company has not provided any matching contributions under such plan.

Employment Agreement, Severance and Change In Control Agreements. We maintain an employment agreement with Robert A. Frist, Jr., our chief executive officer, the term of which is automatically extended for successive one year periods unless on or before a date that is 90 days prior to the expiration of the then current employment term either the Company or Mr. Frist shall have given written notice to the other of its or his intention not to further extend the employment term, in which case the employment agreement shall expire and terminate at the end of the then current employment term. Mr. Frist is also entitled to participate in any bonus program or stock option plan that is generally available to our officers or senior management. Under his employment agreement, Mr. Frist has agreed not to compete with the Company and not to solicit our customers or employees for one year after his employment is terminated, with limited exceptions. Mr. Frist is entitled to severance benefits if we terminate him without cause. He is also entitled to severance benefits if he resigns for good reason after a change in control, if he resigns upon the occurrence of a material change in the terms of his employment or if he resigns upon the occurrence of a material breach of the employment agreement by the Company. If any such termination occurs, Mr. Frist will be entitled to a severance benefit equal to 1.5 times the most recent recommended salary by our Compensation Committee for him. In addition, if Mr. Frist terminates his employment for good reason after the occurrence of a change in control, all options, shares and other benefits will fully vest immediately.

Vesting of Equity Awards upon Change of Control. Under the 2000 Plan and the 2010 Plan, any outstanding equity awards, consisting of options and RSUs, become fully exercisable and immediately vested upon a change of control, as defined in the 2000 Plan and the 2010 Plan, respectively.

Compensation Decisions for 2013. In March 2013, the Committee reviewed the performance and compensation of the executive team, and discussed the grant of equity-based awards to executive officers. For 2013, the Committee established performance objectives that would reward senior management with cash bonuses for growth in operating income. The Committee chose operating income as a measure because it believed that there is a strong relationship between growth in operating income and growth in shareholder value. The Committee provided management with its philosophy with regard to the 2013 Incremental Operating Income Incentive Plan, reflecting tiered cash bonuses as a percentage of base salary for exceeding the Company’s budgeted operating income for 2013 and a maximum payout of 30 percent of base salary for operating income performance significantly higher than the threshold payout level, with incremental payouts for operating income performance above the minimum level. The Committee also approved the grant of RSUs to management during the March 2013 meeting.

The table below summarizes the 2013 base salary levels and 2013 equity incentive awards for the Named Executive Officers.

Name and Title	2013 Base Salary(1)	Restricted Share Units Subject to Time- Based Vesting

Robert A. Frist, Jr., President and Chief Executive Officer	$269,850	5,000
J. Edward Pearson, Senior Vice President, Chief Operating Officer	256,200	5,000
Arthur E. Newman, Executive Vice President	245,700	5,000
Gerard M. Hayden, Jr., Senior Vice President, Chief Financial Officer	241,500	5,000
Michael Sousa, Senior Vice President	202,125	3,750

(1)	Effective May 1, 2013

Tax Deductibility of Compensation. Section 162(m) of the Code generally disallows a corporate deduction for compensation over $1.0 million paid to the Company’s CEO and any of the other three most highly compensated executive officers, other than the Company’s principal financial officer. The $1.0 million limitation applies to all types of compensation, including amounts realized upon the exercise of stock options and issuance of RSU awards, unless the awards and plan under which the awards are made qualify as “performance based” under the terms of the Code and related regulations. Based on applicable tax regulations, any taxable compensation derived from the Company’s cash bonus plan and from the exercise of stock options granted pursuant to the 2000 Plan or 2010 Plan should qualify as “performance based” compensation for purposes of Section 162(m). Generally, compensation related to the settlement and payment of RSUs whose vesting is based on the passage of time will not qualify as “performance-based.” None of the Company’s executive officers received compensation that exceeded the applicable deductibility limits in 2012.

Compensation Committee Report for 2012

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Taking this review and discussion into account, the undersigned Committee members recommended the inclusion of the Compensation Discussion and Analysis in our Proxy Statement on Schedule 14A for filing with the SEC.

Submitted by the Compensation Committee of the Board:

Frank Gordon, Compensation Committee Chairman

Thompson S. Dent, Compensation Committee Member

C. Martin Harris, M.D., Compensation Committee Member

The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Summary Compensation Table

The following table sets forth information for fiscal year 2012, regarding the compensation earned by the Named Executive Officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total

Robert A. Frist, Jr. Chief Executive Officer, President	2012	$253,000	$20,151	$—	$—	$—	$—	$273,151
	2011	240,000	—	—	—	85,750	—	325,750
	2010	223,333	—	—	—	80,500	—	303,833

J. Edward Pearson Senior Vice President and Chief Operating Officer	2012	244,000	19,132	115,000	—	—	—	378,132
	2011	229,167	—	—	87,750	81,375	—	398,292
	2010	220,000	—	—	35,400	77,875	—	333,275

Arthur E. Newman Executive Vice President	2012	231,000	18,348	115,000	—	—	—	364,348
	2011	222,500	—	—	87,750	78,750	—	389,000
	2010	215,000	—	—	35,400	76,125	—	326,525

Gerard M. Hayden, Jr. Senior Vice President and Chief Financial Officer	2012	227,000	18,034	115,000	—	—	—	360,034
	2011	218,167	—	—	87,750	77,350	—	383,267
	2010	210,000	—	—	35,400	74,375	—	319,775

Michael Sousa Senior Vice President	2012	190,000	5,005	86,250	—	—	150,722	431,977
	2011	185,000	—	—	65,813	18,500	131,026	400,339
	2010	183,335	—	—	88,500	18,500	106,620	396,955

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For significant assumptions with regard to such valuation, see Note 12 – Stock Based Compensation in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 1, 2013.
(2)	Reflect amounts earned during the relevant fiscal year.
(3)	Other compensation for Mr. Sousa includes sales commissions.

Grants of Plan-Based Awards - Fiscal Year 2012

The following table provides information related to incentive awards granted to the Named Executive Officers during the 2012 fiscal year. Equity award grants are made in accordance with the 2000 Plan or the 2010 Plan, as applicable, which include equity grants made at fair market value on the date of grant and vesting in four installments beginning on the first anniversary of the grant date. The aggregate grant date fair value of annual equity award grants have ranged from one-fifth to one-third of the Named Executive Officer’s total compensation. Except for stock options and RSUs, we have not issued restricted stock, SARs or other equity-based awards to our executive officers. We have not modified or repriced outstanding options or accelerated the vesting of options or RSUs.

Name	Grant	Estimated Possible Payments Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of	Grant Date Fair Value of Stock
	Date	Threshold	Target	Maximum	Share Units	Awards(2)
Robert A. Frist, Jr.	—	$0	$—	$77,100	—	$—
J. Edward Pearson	3/18/2012	0	—	73,200	5,000	115,000
Arthur E. Newman	3/18/2012	0	—	70,200	5,000	115,000
Gerard M. Hayden, Jr.	3/18/2012	0	—	69,000	5,000	115,000
Michael Sousa	3/18/2012	0	—	19,250	3,750	86,250

(1)	Represents the threshold and maximum bonus levels that could have been earned under the Company’s 2012 Incremental Operating Income Incentive Plan. The plan is described under “Compensation Discussion and Analysis – Cash Bonuses.” The 2012 Incremental Operating Income Plan does not have a target bonus level. Each Named Executive Officer can be awarded an incremental bonus between the threshold and maximum bonus level.
(2)	Represents the aggregate fair value computed in accordance with FASB ASC Topic 718. For significant assumptions with regard to such valuation, see Note 12 – Stock Based Compensation in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 1, 2013.

Outstanding Equity Awards at Fiscal Year End

The following table provides information related to options and restricted share units held by the Named Executive Officers that were outstanding at the end of fiscal year 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options- Exercisable	Number of Securities Underlying Unexercised Options- Unexercisable	Option Exercise Price(1)	Option Expiration Date(2)	Number of Units of Stock That Have Not Vested	Market Value of Units of Stock That Have Not Vested(3)
Robert A. Frist, Jr.	56,000	—	$3.18	2/25/2013	—	—

J. Edward Pearson	125,000	—	$3.39	6/14/2014
	34,000	—	$3.75	3/7/2015
	32,000	—	$2.80	4/4/2016
	12,000	8,000	$2.01	2/12/2017
	6,000	14,000	$3.58	2/11/2018
	3,750	21,250	$7.66	2/11/2019
	—	—	—	—	5,000	121,500

Arthur E. Newman	32,000	—	$3.18	2/25/2013
	36,000	—	$2.75	2/9/2014
	34,000	—	$3.75	3/7/2015
	32,000	—	$2.80	4/4/2016
	12,000	8,000	$2.01	2/12/2017
	6,000	14,000	$3.58	2/11/2018
	3,750	21,250	$7.66	2/11/2019
	—	—	—	—	5,000	121,500

Gerard M. Hayden, Jr.	3,750	—	$3.21	9/11/2016
	6,000	—	$3.53	5/24/2017
	75,000	—	$3.15	5/19/2016
	9,000	6,000	$2.01	2/12/2017
	6,000	12,000	$3.58	2/11/2018
	3,750	21,250	$7.66	2/11/2019
	—	—	—	—	5,000	121,500

Michael Sousa	20,000	—	$2.75	2/9/2014
	16,000	—	$3.75	3/7/2015
	12,000	—	$2.80	4/4/2016
	6,000	4,000	$2.01	2/12/2017
	15,000	35,000	$3.58	2/11/2018
	2,813	15,937	$7.66	2/11/2019
	—	—	—	—	3,750	91,163

(1)	The exercise price is the closing price of our common stock on NASDAQ on the date of grant.
(2)	Options generally vest over four years and expire eight years from the date of grant.
(3)	The dollar amount was determined by multiplying the number of share units by $24.31 (the closing price of the Company’s common stock on December 31, 2012.)

Options Exercised During 2012

	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise(1)
Robert A. Frist, Jr.	50,000	$741,000
Arthur E. Newman	40,000	581,200

(1)	The value realized equals the difference between the option exercise price and the closing price of the Company’s stock on the date of exercise, multiplied by the number of shares to which the exercise relates.

Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2012, concerning shares of the Company’s common stock authorized for issuance under all of the Company’s equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,913,750	$4.29	930,014

Equity compensation plans not approved by security holders	—	$—	—

Total equity compensation plans	1,913,750	$4.29	930,014

Potential Payments Upon Termination or Change-in-Control

As of December 31, 2012, we maintained only one employment agreement, with Robert A. Frist, Jr., our Chief Executive Officer. The term of the agreement automatically extends for successive one year periods unless either party provides 90 days advance notice of their intent not to further extend the then current employment term, in which case the employment agreement shall expire and terminate at the end of the then current employment term. Mr. Frist is entitled to severance benefits if we terminate him without cause; if he resigns for good reason after a change-in-control; if he resigns upon the occurrence of a material change in the terms of his employment; or if he resigns upon the occurrence of a material breach of the agreement by the Company. If any such termination occurs, Mr. Frist will be entitled to a severance benefit equal to 1.5 times the most recent recommended salary by our Compensation Committee for him. In addition, if Mr. Frist terminates his employment for good reason after the occurrence of a change-in-control, all options, shares and other benefits will fully vest immediately. If Mr. Frist is terminated for cause, or because of his death, disability, or voluntary resignation without good reason, he would not be entitled to any compensation or benefits beyond his effective termination date, other than benefits provided through statutory requirements.

Under the terms of the 2000 Plan and the 2010 Plan, any outstanding stock options or RSUs will become fully vested and options will become exercisable upon a change-in-control. Further, the 2000 Plan and the 2010 Plan also provide for cash payments based on the difference between the change-in-control price per share of common stock and the per share exercise price of each outstanding option, multiplied by the number of shares of common stock that would be issued if such option were exercised upon a change-in-control. Under the terms of the 2000 Plan and the 2010 Plan, the change-in-control price is to be based on the highest price paid per share for any transaction reported on NASDAQ at any time during the 60 day period immediately preceding the occurrence of the change-in-control.

The following table shows the potential payments described above for our Named Executive Officers:

Name	Termination without cause, resignation for good reason, or resignation for good reason after a change-in- control	Change-in- control	Involuntary termination for cause or resignation without good reason	Retirement	Death or disability
Robert A. Frist, Jr.
Cash severance(1)	$385,500	$—	$—	$—	$—
Accelerated vesting of stock option awards(2)	—	1,297,520	—	—	—

J. Edward Pearson
Accelerated vesting of stock option awards(2)	—	5,933,200	—	—	—

Arthur E. Newman
Accelerated vesting of stock option awards(2)	—	4,654,240	—	—	—

Gerard M. Hayden, Jr.
Accelerated vesting of stock option awards(2)	—	3,383,195	—	—	—

Michael Sousa
Accelerated vesting of stock option awards(2)	—	2,947,350	—	—	—

(1)	Based on the employment agreement described above and on Mr. Frist’s salary as of December 31, 2012
(2)	Based on the highest price paid for our stock reported on NASDAQ in the 60 day period prior to December 31, 2012 of $26.35 per share, less the exercise price of any of such individual’s outstanding in-the-money stock options, multiplied by the total of the outstanding in-the-money stock options for such individual.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2013 (unless otherwise noted), for:

•	each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors and nominees;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the table are based on 26,623,985 shares outstanding as of March 31, 2013. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2013 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors and executive officers listed below is c/o HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203.

Name	Number of Shares		Percent
Robert A. Frist, Jr.	5,795,340		21.8%
BlackRock, Inc.	1,552,473	(1)	5.8%
Arthur E. Newman	320,755	(2)	1.2%
Frank Gordon	314,800	(3)	1.2%
J. Edward Pearson	241,655	(4)	*
Michael Shmerling	128,437	(5)	*
Gerard M. Hayden, Jr.	105,368	(6)	*
Thompson S. Dent	107,394	(7)	*
Michael Sousa	102,666	(8)	*
Linda Rebrovick	69,000	(9)	*
Dale Polley	52,750	(10)	*
Jeffrey L. McLaren	49,467	(11)	*
William W. Stead	29,700	(12)	*
C. Martin Harris, M.D.	18,500	(13)	*
Deborah Taylor Tate	14,600	(14)	*
All directors and executive officers as a group (15 persons)	7,436,687	(15)	27.9%

*	Less than one percent.
(1)	Based on a Schedule 13G filed January 30, 2013 by BlackRock, Inc. BlackRock, Inc. lists its address as 40 East 52nd Street, New York, NY 10022, in such filing.
(2)	Includes 142,750 shares issuable upon exercise of options.
(3)	136,000 of these shares are held by Crofton Capital. Mr. Gordon disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in those shares. 11,386 of these shares are held by The Joel Company. Mr. Gordon disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in those shares. Also includes 67,000 shares issuable upon exercise of options.

(4)	Includes 231,750 shares issuable upon exercise of options.
(5)	Includes 20,000 shares issuable upon exercise of options.
(6)	Includes 100,500 shares issuable upon exercise of options.
(7)	Includes 52,000 shares issuable upon exercise of options.
(8)	Includes 94,563 shares issuable upon exercise of options.
(9)	Includes 57,000 shares issuable upon exercise of options.
(10)	Includes 45,750 shares issuable upon exercise of options.
(11)	Includes 36,000 shares issuable upon exercise of options.
(12)	Includes 10,000 shares issuable upon exercise of options.
(13)	Includes 17,500 shares issuable upon exercise of options.
(14)	Includes 10,000 shares issuable upon exercise of options
(15)	Includes 970,563 shares issuable upon exercise of options.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that during the 2012 fiscal year, all SEC filings of directors, officers and greater than ten-percent shareholders complied with the requirements of Section 16(a) of the Securities Exchange Act.

AUDIT COMMITTEE REPORT FOR 2012

The Audit Committee of the Board is comprised of three directors who are independent directors as defined under NASDAQ Rule 5605(a)(2). The members of the Audit Committee are considered independent because they satisfy the independence requirements for directors prescribed by the NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act. During 2012, the members of the Audit Committee were Dale Polley, Michael Shmerling, and Jeffrey L. McLaren. Mr. Polley is the Chairman of the Committee.

In accordance with its written charter, the Audit Committee is charged with oversight of the integrity of HealthStream’s financial reporting process; our system of internal controls regarding finance, accounting and legal compliance; the qualification, independence and performance of our independent registered public accounting firm; and the process utilized by management for identifying, evaluating and mitigating risks inherent in the business. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. Among other things, the Committee monitors preparation by our management of quarterly and annual financial reports and interim earnings releases; reviews Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of our periodic reports with the SEC; supervises our relationship with our independent registered public accounting firm, including making decisions with respect to appointment or removal, reviewing the scope of audit services, approving audit and non-audit services and annually evaluating the independent registered public accounting firm’s independence; and oversees management’s implementation and maintenance of effective systems of internal accounting and disclosure controls, including review of our policies relating to legal and regulatory compliance. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and the Company, including matters in the written disclosures required by the Public Company Accounting Oversight Board’s applicable requirements, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their understanding of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In addition to reviewing, evaluating and ensuring the rotation of the lead partner of the independent registered public accounting firm, the Audit Committee obtains and reviews a report from the independent registered public accounting firm regarding (a) the independent registered public accounting firm’s internal quality control procedures, (b) any material issues raised by the most recent quality control review, or peer review of the independent registered public accounting firm, or any material inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent registered public accounting firm and (c) any steps taken to deal with such issues.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Dale Polley, Audit Committee Chairman

Jeffrey L. McLaren, Audit Committee Member

Michael Shmerling, Audit Committee Member

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL ONE - ELECTION OF DIRECTORS

The Board has nominated and recommends to the shareholders, Thompson S. Dent, Dale Polley, William W. Stead, M.D., and Deborah Taylor Tate for election as Class I directors to serve until the annual meeting of shareholders in 2016 and until such time as their respective successors are duly elected and qualified. Mr. Dent, Mr. Polley, Dr. Stead and Ms. Taylor Tate are currently Class I directors of the Company having been previously elected by the shareholders.

If any of the nominees should become unable to accept election, the persons named in the proxy may vote for such other person or persons as may be designated by the Board. Management has no reason to believe that any of the nominees named above will be unable to serve. Certain information with respect to directors who are nominees for election at the Annual Meeting and with respect to continuing directors who are not nominees for election at the Annual Meeting is set forth on pages eight to eleven of this proxy statement.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL TWO - RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2012 and 2011 are described below under “Audit and Non-Audit Fees.”

Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP requires the affirmative vote from a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the Annual Meeting. If the Company’s shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interest to do so.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

Audit and Non-Audit Fees

Audit Fees. Fees for audit services totaled $372,340 and $393,900 in 2012 and 2011, respectively, including fees associated with the audit of our annual financial statements and internal control over financial reporting and the reviews of our quarterly reports on Form 10-Q. In addition, the audit fees for 2011 also include amounts related to comfort letters and consent procedures.

Audit-Related Fees. There were no fees paid for audit-related services during 2012 or 2011.

Tax Fees. There were no fees paid for tax services during 2012 or 2011.

All Other Fees. There were no other fees paid during 2012 or 2011 that were not included in the captions above.

Pre-Approval of Audit and Non-Audit Fees

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. In 2012 and 2011, the Audit Committee approved all audit and non-audit fees disclosed above. The Audit Committee’s pre-approval policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve permitted services provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL THREE - ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our shareholders with the opportunity to cast an advisory, non-binding vote on the executive compensation of our Named Executive Officers (“executive compensation”) as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (the “Dodd-Frank Act”). While the vote on this proposal is advisory and non-binding, the Compensation Committee, which is responsible for designing and administering our executive compensation program, highly values the opinions of our shareholders. We will consider the vote of our shareholders when making compensation decisions for the Named Executive Officers in the future.

We have described the compensation of the Named Executive Officers under “EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION – SUMMARY COMPENSATION TABLE” sections of this proxy statement. We have a strong “pay for performance” philosophy for our executive compensation program, which is designed to reward executive officers for maximizing our success, as determined by our performance relative to our financial and operational goals. We seek to reward our executives for both near-term and sustained longer-term financial and operating performance as well as leadership excellence. Compensation opportunities are intended to align the economic interests of executives with those of our shareholders and encourage them to remain with the Company for long and productive careers.

At the Company’s 2012 annual meeting of shareholders, approximately 99% of the votes cast supported the advisory vote on executive compensation. The Compensation Committee believes this affirmed shareholders’ support of the Company’s approach to executive compensation.

The Compensation Committee reviews on an ongoing basis the compensation programs for the Named Executive Officers to ensure that such programs achieve the desired goals of enhancing the long-term total return to our shareholders and building a better company by implementing compensation programs that reward both company-wide and individual performance, aligning our executives’ interests with those of our shareholders and allowing us to attract and retain talented executives. For additional information regarding our executive compensation, including our 2013 executive compensation decisions, please see “EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS” beginning on page 19 of this proxy statement.

In light of the foregoing considerations, we are asking our shareholders to indicate their approval, on an advisory basis, of the compensation of the Named Executive Officers as disclosed in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the 2013 Annual Meeting of Shareholders:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2013 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

GENERAL INFORMATION

Additional Information

A copy of our Annual Report on Form 10-K for the year ended December 31, 2012, excluding certain of the exhibits thereto, may be obtained by visiting our website at www.healthstream.com or may be obtained without charge by writing to HealthStream, Inc., Investor Relations Department, 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203 or by making an oral request by calling (615) 301-3237. We will furnish any exhibits to our Annual Report on Form 10-K upon the payment of fees equal to our reasonable expenses in furnishing such exhibits. The Company’s Annual Report on Form 10-K and various other filings also may be accessed in the “Corporate Governance” section of the Investors page of our website at www.healthstream.com, or at www.sec.gov.

Nashville, Tennessee

April 4, 2013

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 29th, 2013.

Vote by Internet
• Go to www.investorvote.com/HSTM
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals	—	The Board of Directors recommends a vote “FOR” the election of each of the nominees for director listed in Proposal 1 below, “FOR” Proposal 2 and “FOR” Proposal 3.

1.	To elect the four nominees as Class I directors to the Board of Directors until the 2016 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified:	01 - Thompson S. Dent - Class I 03 - William W. Stead, M.D. -Class I	02 - Dale Polley - Class I 04 -Deborah Taylor Tate - Class I	+

				01	02	03	04
☐	Mark here to vote FOR all nominees	☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐

☐	Mark here to WITHHOLD vote from all nominees

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐	3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.	☐	☐	☐

4.	To vote in accordance with their best judgment with respect to any other matters which may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This Proxy should be marked, dated, and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of shareholders.

The Proxy Statement, Annual Report & Form 10-K are available at:

www.edocumentview.com/HSTM

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — HealthStream, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF HEALTHSTREAM, INC.

The undersigned shareholder(s) of HealthStream, Inc., a Tennessee corporation, hereby acknowledges receipt of the Notice of 2013 Annual Meeting of Shareholders and Proxy Statement, each dated April 4, 2013, and hereby appoints Robert A. Frist, Jr. and Gerard M. Hayden, Jr., and each of them, proxies and attorneys in fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2013 Annual Meeting of Shareholders of HealthStream, Inc. to be held on Thursday, May 30, 2013 at 2:00 p.m. Central Daylight Time, at 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth herein.

This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted FOR the proposals set forth herein and as the proxies deem advisable on such other matters as may come before the meeting.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.

(Items to be voted appear on reverse side.)

Directions to:

209 10th Avenue South, Suite 450

Nashville, Tennessee 37203

From the South:

Take Interstate 65 North. Take exit 209B for Demonbreun Street. Turn right onto Demonbreun Street. Turn right onto 10th Avenue South. Our offices will be located on your right-hand side.

From the North:

Take Interstate 65 South. Continue onto Interstate 24 East. Take Exit 50B to merge onto Interstate 40 West. Take exit 209B for Demonbreun Street. Turn right onto Demonbreun Street. Turn right onto 10th Avenue South. Our offices will be located on your right-hand side.

From the West:

Take Interstate 40 East. Take exit 208A to merge onto Interstate 65 South. Take exit 209B for Demonbreun Street. Turn left onto Demonbreun Street. Turn right onto 10th Avenue South. Our offices will be located on your right-hand side.

From the East/Nashville International Airport:

Take Interstate 40 West. Take exit 209B for Demonbreun Street. Turn right onto Demonbreun Street. Turn right onto 10th Avenue South. Our offices will be located on your right-hand side.